UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Valero Energy Corporation

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To Stockholders:

Institutional Shareholder Services (“ISS”) issued its Proxy Analysis and Voting Recommendations (the “Report”) on Valero Energy Corporation (“Valero”, the “Company”, “we”, “us” or “our”) on April 15, 2022.

We write to highlight the Report’s misleading and flawed analysis, leading ISS to make an unsubstantiated and unwarranted voting recommendation on the advisory vote on executive compensation based on a material error.

While we were unable to engage with ISS prior to the issuance of their Report, we have submitted through their electronic system a summary of their errors and flawed analysis and requested that ISS reconsider their recommendation and issue an updated analysis and recommendation to stockholders.

ISS’s recommendation to vote against Valero’s executive pay is based on the following misleading and flawed factors:

ISS values long-term incentives (LTI) based upon a single trading day price, which leads to an erroneous conclusion that CEO LTI-award value increased year-over-year:

•	The ISS Report points to a perceived 35% increase in CEO long-term incentive (LTI) value in 2021 as its primary criticism in its recommendation against Valero’s Say-on-Pay.

•

As described on pages 44 and 45 of Valero’s 2022 proxy statement, there was NO CHANGE to the CEO LTI target value or granted value from 2020 to 2021 (awards were granted at a target value of $11.34M in each of 2020 and 2021). The discrepancy between the value calculated by ISS in their analysis and the value awarded by Valero’s Human Resources and Compensation Committee (the “Committee”) and Valero’s other independent directors (the “Independent Directors”) is attributed to a different valuation methodology used by ISS. Valero uses a 15-trading day valuation methodology to determine the number of shares granted to executives to avoid stock price volatility. ISS uses a date of grant valuation methodology. The ISS methodology is responsible for ISS’s claim of a year-over-year 35% increase in the CEO’s awarded LTI value (as referenced on page 25 of the ISS report), which is misleading and not reflective of the decision by the Committee and the Independent Directors to hold the CEO LTI award value flat year-over-year.

Inappropriate selection of the ISS peer group and major inconsistencies with year-over-year comparison and between direct refining peers:

•

ISS added five new companies to Valero’s peer group that are not relevant to Valero’s positioning within the refining and downstream oil and gas sector. The first four companies are significantly smaller exploration and production and/or downstream logistic companies with a median revenue base that is 58% lower than the median of the companies used by ISS in last year’s testing, despite Valero having 2021 revenues that were approximately 75% higher than 2020 revenues. The fifth company is a company outside of our industry which produces electric vehicles and has a market capitalization that is more than 20 times larger than Valero’s. These are flawed peer group additions and they have led to an unwarranted conclusion that Valero’s executive pay and 2021 financial performance are misaligned.

•

The peer group selected for Valero by ISS is significantly different from the selected peer group in their 2020 analysis, resulting in a wild swing in the CEO peer median year to year as used for the ISS quantitative pay for performance analyses – $14.6M (2020) to $10.7M (2021). This wild swing, regardless of performance, would result in a pay for performance misalignment in almost any given year. Most significantly, the peer group selected by ISS for Valero is materially different from one of our most comparable refining peers, with a substantially similar business model, operations, revenues, and market capitalization. The peer median for this peer is $18.3M, which is 71% higher than Valero’s peer median. When viewed in this context, the peer group selected by ISS for Valero is not appropriate.

•

When using Valero’s peer group, as disclosed on page 46 in our proxy materials, as well as multiple third-party proprietary analyses, Valero’s 2021 pay and performance shows strong alignment relative to appropriate peer companies.

ISS has consistently recommended in the past several years to vote in favor of Valero’s Say-on-Pay. The dramatic shift to recommend against Valero’s Say-on-Pay this year is based on ISS’s flawed analysis and not on any changes to Valero’s executive compensation. Valero’s CEO target total pay remained flat from 2020 to 2021, including the LTI grant award referenced above. The only change made by the Committee and the Independent Directors to the 2021 executive compensation program was the addition of the Energy Transition modifier to performance shares to align long-term incentive pay with Valero’s industry-leading low-carbon strategy, which has received overwhelming positive responses from stockholders.

For the foregoing reasons, we urge all stockholders to reject ISS’s recommendation and to vote “FOR” on Valero’s Say-on-Pay proposal.